 NeoGenomics, Inc. announces agreement for up to $1.5 million in debt financing from Aspen Select Healthcare, LP

Fort Myers, Florida - March 29, 2005 - NeoGenomics, Inc (OTC BB: NGNM) announced today that it has entered into an agreement with Aspen Select Healthcare, LP
(formerly known as MVP 3, LP or "MVP") which will provide new funding for the
Company's business plan and repay existing indebtedness. Under the terms of the agreements, Aspen Select Healthcare, LP ("Aspen"), a Naples, Florida-based private investment fund which is controlled by Steven Jones, a Director of
NeoGenomics, Inc., will make available up to $1.5 million of debt financing in the form of a revolving credit facility (the "Credit Facility"). The Credit
Facility, which has an initial maturity of March 31, 2007, refinances the
Company's existing indebtedness of $740,000 owed to MVP 3, which was due on
March 31, 2005, and provides for additional availability of up to another
$760,000. Aspen is managed by its General Partner, Medical Venture Partners,
LLC.

Under the terms of the Credit Facility, the Company will be able to borrow up to
80% of its accounts receivable that are less than 90 days old, 50% of its net property, plant and equipment balance, and up to $500,000 on an unsecured basis currently, and an additional $500,000 on or before April 30, 2005. The interest rate on the Credit Facility is prime plus 600 basis points, payable monthly in arrears. As part of the transaction, the Company has also issued to Aspen a five year Warrant to purchase 2,500,000 shares of its common stock at an exercise price of $0.50/share.

As part of this transaction, NeoGenomics, Dr. Michael Dent (the Chairman of
NeoGenomics), Aspen and certain other individual shareholders have amended and restated their shareholders agreement in order to provide that Aspen will have the right to appoint up to three of seven directors of the Company and one mutually acceptable independent director. The Company also announced that Mr.
John E. Elliott and Mr. Lawrence R. Kuhnert had tendered their resignations as directors of the Company as part of these transactions. Messrs Elliott and
Kuhnert had served as directors appointed by MVP 3 from the initial transaction in April 2003, and are no longer affiliated with MVP 3 or Medical Venture
Partners. Aspen intends to appoint two replacement directors within the next
30-60 days.

The Company has also entered into an amended and restated Registration Rights
Agreement with Aspen and certain individual shareholders granting Aspen certain demand registration rights and all of the parties piggyback registration rights.

Robert Gasparini, the President of NeoGenomics, said, "We are delighted to have accomplished this recapitalization. We have made tremendous progress over the last three months in extending our business model into the Eastern U.S., and we believe the recapitalization gives us sufficient capital to become cash flow positive, which we expect will happen in the second half of this year."

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Steven Jones, Managing Director of Medical Venture Partners and a Director of
NeoGenomics, said "NeoGenomics has the right people and the right product line-up in place to begin to substantially increase revenues. Our confidence in
Bob Gasparini and his team to execute on the plan was a major factor in our decision to renew and extend the Credit Facility."

The Company also announced today that it plans to file for an automatic fifteen day extension for the submission of its Form 10-KSB. The Company expects that the Form 10-KSB will be filed on or before April 15, 2005. All of the relevant agreements that comprise the above transactions will be filed with the SEC as part of an 8-K filing.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a clinical testing laboratory that offers genetic and molecular diagnostic testing services to the oncology and perinatology markets.
NeoGenomics is headquartered in Fort Myers, FL and services the needs of the medical community. For additional information about NeoGenomics, please visit our website at www.neogenomics.org.

Investor Relations Contact:
NeoGenomics, Inc.
Mr. George O'Leary
(239) 768-0600
goleary@neogenomics.org

            12701 Commonwealth Drive, Suite 9, Fort Myers, FL 33913

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company's ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company's periodic filings with the SEC.